Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 1001 Haxall Point, Ste. 1500 Richmond, VA 23219 troutman.com

August 6, 2021

Ensysce Biosciences, Inc.

7946 Ivanhoe Avenue,

Suite 201

La Jolla, California 92037

Ladies and Gentlemen:

We are acting as counsel to Ensysce Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”), including a related prospectus included in the Registration Statement (the “Prospectus”), on August 6, 2021, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of (a) the issuance of shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of Common Stock and warrants issued by the Company held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i)	the issuance of up to 10,000,000 shares (the “Public Warrant Shares”) of Common Stock issuable upon exercise of certain currently outstanding warrants to purchase Common Stock (the “Public Warrants”) by the holders thereof;

(ii)	the issuance of up to 6,325,000 shares (the “Private Placement Warrant Shares”) of Common Stock issuable upon exercise of certain currently outstanding warrants to purchase Common Stock (the “Private Placement Warrants”) by the holders thereof;

(iii)	the issuance of up to 1,106,108 shares (the “GEM Warrant Shares”) of Common Stock issuable upon exercise of certain currently outstanding warrants to purchase Common Stock (the “GEM Agreement Warrants”) by the holder thereof;

(iv)	the issuance of up to 1,000,001 shares (the “Expense Advancement Agreement Warrant Shares”) of Common Stock issuable upon exercise of certain currently outstanding warrants to purchase Common Stock (the “Expense Advancement Agreement Warrants”) by the holders thereof;

(v)	the issuance of up to 566,288 shares (the “GTWY Expense Advancement Agreement Warrant Shares”) of Common Stock issuable upon exercise of certain currently outstanding warrants to purchase Common Stock (the “GTWY Expense Advancement Agreement Warrants”) by the holders thereof;

(vi)	the issuance of up to 510,001 shares (the “Expense Advancement Agreement Loan Warrant Shares”) of Common Stock issuable upon exercise of certain currently outstanding warrants to purchase Common Stock (the “Expense Advancement Agreement Loan Warrants”) by the holders thereof;

(vii)	the issuance of up to 1,000,000 shares (the “Consultant Warrant Shares”) of Common Stock issuable upon the exercise of currently outstanding warrants to purchase Common Stock (the “Consultant Warrants”) by the holders thereof;

(viii)	the issuance of up to 500,000 shares (the “Email Agreement Warrant Shares,” and together with the Public Warrant Shares, Private Placement Warrant Shares, GEM Warrant Shares, Expense Advancement Agreement Warrant Shares, the GTWY Expense Advancement Agreement Warrant Shares, the Consultant Warrant Shares and the Expense Advancement Agreement Loan Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon exercise of certain currently outstanding warrants to purchase Common Stock (the “Email Agreement Warrants,” and together with the Public Warrants, Private Placement Warrants, GEM Agreement Warrants, Expense Advancement Agreement Warrants, GTWY Expense Advancement Agreement Warrants, the Consultant Warrants, and Expense Advancement Agreement Loan Warrants, the “Warrants”) by the holder thereof as identified in the Registration Statement;

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(ix)	the resale of up to 125,000 shares (the “Deferred Underwriting Fee Shares”) of Common Stock issued in satisfaction of certain deferred underwriting fees;

(x)	the resale of up to 500,000 shares (the “Email Agreement Shares”) of Common Stock issued to the stockholder identified in the Registration Statement;

(xi)	the resale of up to 5,000,000 shares (the “Sponsors Shares”) of Common Stock by certain stockholders of the Company identified in the Registration Statement;

(xii)	the resale of up to an aggregate of 500,000 shares of common stock (the “Consultant Shares”) issuable to certain consultants named in the Registration Statement (the “consultants”); and

(xiii)	the resale of up to 21,007,398 Warrant Shares which includes the (i) Public Warrant Shares, (ii) Private Placement Warrant Shares, (iii) GEM Warrant Shares, (iv) Expense Advancement Agreement Warrant Shares, (v) GTWY Expense Advancement Agreement Warrant Shares, (vi) Expense Advancement Agreement Loan Shares, (vii) Email Agreement Warrant Shares, and (viii) Consultant Warrant Shares.

The Public Warrants were issued pursuant to a warrant agreement dated December 1, 2017 (the “Public Warrant Agreement”). The Private Placement Warrants were originally issued pursuant to a Warrant Agreement dated as of December 1, 2017. On June 7, 2021, each of the holders of the Private Placement Warrants exchanged their warrants for new private warrants which were on the same terms as the Private Placement Warrants, except that they were not issued under the Private Placement Warrant Agreement and were non-transferrable except to permitted transferees (the “Private Placement Warrant Agreement”). The Email Agreement Warrants and Email Agreement Shares were issued pursuant to the Email Agreement dated January 31, 2021, as amended by the First Amendment to the Email Agreement, dated June 7, 2021 (the “Email Agreement”). The Expense Advancement Agreement Warrants and the Expense Advancement Agreement Loan Warrants were issued in exchange for outstanding loans under the Expense Advancement Agreement dated December 1, 2017, as amended (the “Expense Advancement Agreement”). On June 7, 2021, the holders of the Expense Advancement Agreement Warrants exchanged their warrants for new private warrants which were on the same terms as the Expense Advancement Agreement Warrants except that they were non-transferable except to permitted transferees. The GTWY Expense Advancement Agreement Warrants were issued pursuant to an unsecured promissory note issued to GTWY Holdings Limited, a Canadian corporation, on December 5, 2019, as amended on January 31, 2021 (the “GTWY Promissory Note”), which permitted conversion of all or a portion of the GTWY Promissory Note into warrants of the Company. On June 7, 2021, each of the holders of the GTWY Expense Advancement Agreement Warrants exchanged their warrants for new private warrants which were on the same terms as the GTWY Expense Advancement Agreement Warrants except that they were non-transferable except to permitted transferees. The GEM Agreement Warrants were issued to GEM Yield Bahamas Limited (“GYBL”) under the terms of the Share Purchase Agreement between the Company, GEM Global Yield LLC SCS (“GEM Global”) and GYBL, dated as of December 29, 2020, including a Registration Rights Agreement between the same parties and dated as of the same date (the “GEM Agreement”). The Consultant Warrants and Consultant Shares are issuable pursuant to certain agreements with the consultants dated as of July 22, 2021 (the “Consultant Warrant and Share Agreements”).

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This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of (i) the Registration Statement, (ii) the Company’s third amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the amended and restated bylaws of the Company, each as amended and/or restated to date, (iii) the Email Agreement, (iv) the Expense Advancement Agreement, (v) the GTWY Promissory Note, (vi) the Public Warrant Agreement, (vii) the Private Placement Warrant Agreement, (viii) the GEM Agreement, (ix) the Consultant Warrant and Share Agreements, and (x) such other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, including electronic signatures, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof, and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

With respect to the Warrants and Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company may cause the number of shares issuable upon exercise of the Warrants for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the exercise prices of the Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock.

As to factual matters, we have relied upon the documents furnished to us by the Company, the certificates and other comparable documents of officers and representatives of the Company, statements made to us in discussions with the Company’s management and certificates of public officials, without independent verification of their accuracy.

We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws. We are not opining as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to matters of municipal law or the laws of any local agencies within any states (including “blue sky” or other state securities laws). With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)	Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

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(ii)	Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)	We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)	We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants. We also express no opinion as to compliance with any federal securities laws.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that:

1.	The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable;

2.	The Warrants constitute valid and legally binding obligations of the Company;

3.	The Sponsors Shares, Email Agreement Shares and Deferred Underwriting Fee Shares are validly issued, fully paid and nonassessable; and

4.	The Consultant Shares, when issued in accordance with the terms of the Consultant Warrant and Share Agreements, will be validly issued, fully paid and nonassessable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP